EXHIBIT 2.2


                        AGREEMENT AND ACKNOWLEDGEMENT

                               WITH RESPECT TO

                           STOCK PURCHASE AGREEMENT


      This AGREEMENT AND ACKNOWLEDGEMENT ("Agreement") is made and entered into as of August 16, 2001, by and among HCA Inc., a Delaware corporation formerly known as HCA - The Healthcare Company ("HCA"), VH HOLDINGS, INC., a Nevada corporation ("Holdings"), and FIRST HEALTH GROUP CORP., a Delaware corporation ("Purchaser"), relating to that certain Stock Purchase Agreement, dated as of May 18, 2001, by and among HCA, Holdings and Purchaser (the "Stock Purchase Agreement"). HCA and Holdings are hereinafter referred to, together, as the "Sellers".

      1. Amendment of Delivery Requirements for Certain Certificates. The parties agree that Section 7.10 of the Stock Purchase Agreement is amended by deleting the words "more than twenty days prior to the Closing Date" therein and replacing such words with "earlier than June 25, 2001, provided that Sellers shall deliver a "bring-down" good standing certificate, dated not earlier than five (5) days before the Closing Date, from the Secretary of State of the state of incorporation of each of HCA, Holdings, CCN and PW and, as to HCA, the State of Tennessee."

      2. Acknowledgement of Satisfaction of Contract Delivery Requirements. Purchaser acknowledges and agrees that (i) Sellers have satisfied the obligations under Section 5.14 of the Stock Purchase Agreement to deliver certain contracts and agreements, and (ii) that the "Contract Delivery Amount" is and shall be zero.

      3.   New York State Regulatory Approval.   The parties acknowledge  and
 agree that:

      (a) the approval of the New York Department of Health to the change-in-control of CCN resulting from the consummation of the transactions contemplated by the Stock Purchase Agreement, in connection with CCN's certification in the State of New York to operate a workers' compensation preferred provider organization (the "New York WCPPO Approval"), shall not be a condition to the closing of the transaction under or pursuant to
 Section 7.6 or Section 8.6 of the Stock Purchase Agreement.

      (b) the failure of Sellers to obtain the New York WCPPO Approval shall not be a breach of the Stock Purchase Agreement by Sellers, or either of them, under or pursuant to Article III, Article IV, Section 5.1, or Section
 6.2 of the Stock Purchase Agreement.

      4. Closing. In accordance with clause (iii) of Section 2.5 of the Stock Purchase Agreement, the parties hereby mutually agree that the Closing shall be deemed to occur at 11:59 p.m., Central Time, on August 16, 2001. CCN's and PW's business on August 16, 2001 shall be conducted in ordinary course and HCA shall transfer funds to CCN to cover disbursements made by CCN and PW on August 16, 2001.

      5. Closing Date Balance Sheet Matters. The parties agree that the definitions of the following terms in the Stock Purchase Agreement shall be amended to the following:

      (a) "Closing Date Balance Sheet" shall mean the unaudited combined balance sheet of the Company as of July 31, 2001, prepared in accordance with Section 2.3.

      (b) "Collections" shall mean the amount collected in respect of the Closing Date Receivables during the twelve month period following July 31, 2001. All amounts collected that are not attributable to a specific invoice shall be applied on a first incurred, first paid basis.

      6.   Payment of Retention  Bonus Amounts.   Except as  provided for  in
 Section 7 hereof, CCN shall make the bonus payments required under the Retention Bonus Agreements as are described in Section 2.4 of the Stock Purchase Agreement (the "Bonus Payments") on HCA's behalf on the date such payment is due. HCA shall reimburse CCN for 50% of all amounts paid within five (5) business days from the date each Bonus Payment is made. HCA shall provide CCN with a schedule of the Bonus Payments no later than five (5) business days before such payments are required to be made. All amounts payable by HCA to CCN pursuant to this Section 6 shall be made in immediately available funds by electronic wire transfer to an account designated by the recipient.

      7. Mastaler Payments. The parties agree that HCA is the payment agent for CCN for (i) salary and wages payable to Richard Mastaler, (ii) the Bonus Payment due to Mr. Mastaler and (iii) any amounts payable to Mr. Mastaler under CCN's incentive compensation plan. ("Incentive Compensation"). Accordingly, HCA shall pay Richard Mastaler on or before August 17, 2001 all amounts due Mr. Mastaler in satisfaction of severance obligations owed to Mr. Mastaler (the "Severance Amount") by CCN, and HCA shall pay Mr. Mastaler's Bonus Payment and Incentive Compensation on the date such payments are due. First Health shall transfer the Severance Amount to HCA on August 17, 2001. CCN shall reimburse HCA for 50% of Mr. Mastaler's Bonus Payment and 100% of his Incentive Compensation within five (5) business days from the date such payments are made All amounts payable by First Health or CCN to HCA pursuant to this Section 7 shall be made in immediately available funds by electronic wire transfer to an account designated by the recipient.

      9. No Other Changes; Certificates. Except as set forth herein, all other terms and conditions of the Stock Purchase Agreement shall remain in full force and effect. Any certificate delivered pursuant to Article VII or
 Article VIII of the Stock Purchase Agreement shall be read in conjunction with the provisions of this Amendment.

                  [The following page is the signature page.]

      IN WITNESS WHEREOF,  the   parties have   caused this  Agreement to  be
 executed as of the date first above written.



                     HCA INC.


                     By:  /s/A. Bruce Moore, Jr.
                          -------------------------------------------------
                          Senior Vice President - Operations Administration



                     VH HOLDINGS, INC.


                     By:  /s/ A. Bruce Moore, Jr.
                          -------------------------------------------------
                          President



                     FIRST HEALTH GROUP CORP.


                     By:  /s/Edward L. Wristen
                          -------------------------------------------------
                          President and Chief Operating Officer